Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Provides Regulatory Update
for AZ-004 (Staccato® Loxapine)

FDA Meeting Scheduled in December 2010

European MAA Submission Anticipated Mid-Year 2011
Mountain View, California — December 7, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the Company has scheduled an End-of Review meeting with the U.S. Food and Drug Administration (FDA) in December to discuss the Complete Response Letter (CRL) regarding the Company’s New Drug Application (NDA) for AZ-004 (Staccato loxapine). Alexza has submitted an Information Package to the FDA in preparation for the meeting, with the responses or proposals to the issues raised in the CRL. AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients.
The Company anticipates the FDA meeting will be a comprehensive review of the issues identified by the FDA in the CRL, and Alexza’s planned responses to those issues. The Company’s primary meeting goal is to clarify and fully understand the key issues, and to establish a plan to respond to those issues. While the CRL follow-up meeting will be held in December, the Company does not expect the official FDA meeting minutes to be available until at least late January 2011. The Company anticipates providing a further U.S. regulatory update on AZ-004 after receipt of the official FDA correspondence.
Alexza also announced today that it has met with the European Medicines Agency (EMA) and has received written confirmation that AZ-004 is eligible for submission of a Marketing Authorization Application (MAA) under the centralized registration procedure. In addition, Alexza has been notified of the Rapporteur and Co-Rapporteur appointments for the AZ-004 review. The Company believes that the comprehensive clinical development program for AZ-004 meets the requirements for the MAA filing. Alexza expects to submit the MAA mid-year 2011.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a CRL from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company is currently evaluating the FDA’s comments in the CRL and has scheduled a meeting with the FDA in December 2010 to discuss the CRL.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development and safety of the Company’s product candidates and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com